CERTIFICATE OF INCORPORATION
ON CHANGE OF NAME

Company No. **1759068**

The Registrar of Companies for England and Wales hereby certifies that under the Companies Act 2006:

SENETEK PLC

a company incorporated as public limited by shares; having its registered office situated in England/Wales; has changed its name to:

INDEPENDENCE RESOURCES PLC

Given at Companies House on **8th November 2011**

I hereby certify this to be a true copy of the original which has been seen by me

Dated this 16th day of NOVEMBER 2011

S.H.I.Cerr... [signature]

Solicitor
Trowers & Hamlins LLP
Sceptre Court, 40 Tower Hill, London EC3N 4DX

Companies House — for the record —

REGISTRAR OF COMPANIES FOR ENGLAND AND WALES

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES